Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
Mark Buscovich, Manager FP&A and IR
ir@oiltankingpartners.com
(855) 866-6458

Dennard - Lascar Associates
Jack Lascar / Lisa Elliott
(713) 529-6600

OILTANKING PARTNERS, L.P. REPORTS FINANCIAL
RESULTS FOR THE FOURTH QUARTER AND
FULL YEAR 2012

HOUSTON — March 6, 2013 — Oiltanking Partners, L.P. (NYSE: OILT) (the “Partnership”) today reported fourth quarter 2012 net income of $15.2 million, or $0.38 per unit, an increase of 28% over fourth quarter 2011 net income of $11.9 million, or $0.30 per unit. Full year 2012 net income was $62.6 million, or $1.57 per unit, compared to net income for the full year of 2011 of $62.4 million. The full year 2011 included a $27.1 million income tax benefit due to the elimination of deferred tax accounts related to the conversion to a non-taxable entity in connection with the Partnership’s initial public offering. Net income for the full year 2011, excluding this benefit and other gains and losses, was $41.3 million. Net income excluding gains and losses, which is a financial measure not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), is defined and reconciled to net income below.

Adjusted EBITDA for the fourth quarter of 2012 increased 25.1% to $19.8 million compared to $15.9 million for the fourth quarter of 2011. Adjusted EBTIDA for the full year 2012 increased 19.4% to $80.6 million compared to $67.5 million for 2011. Adjusted EBITDA, which is a financial measure not presented in accordance with GAAP, is defined and reconciled to net income below.

“Oiltanking Partners delivered a record year in 2012 in terms of revenue and Adjusted EBITDA,” said Anne-Marie Ainsworth, President and Chief Executive Officer of the Partnership’s general partner. “2012 results were driven by records for capacity, traffic at our docks and volumes handled at our facilities. We handled over 300 million barrels of crude oil, refined products and liquefied petroleum gas during 2012, and anticipate that further growth will be supported by strong domestic and international demand for the products we handle and the increasing flow of crude oil and natural gas liquids to the Gulf Coast region.”

The Partnership’s overall operating income for the fourth quarter of 2012 improved 34% compared to the prior year period primarily due to higher storage and throughput volumes that generated increased service fees, and to higher ancillary service fees, partially offset by higher operating expenses. More specifically, revenues increased approximately $5.2 million, or 17.9%, to $34.1 million during the 2012 quarter, mainly due to additional revenues from new storage capacity placed into service in December 2011 and in April 2012 and to an escalation in storage fees, resulting in an increase in storage service fee revenue of $2.9 million. Additionally, the fourth quarter benefitted from higher throughput fee revenue of $1.9 million, largely attributable to higher liquefied petroleum gas exports during 2012. Ancillary services fee revenue increased by $0.4 million during the quarter.

Operating expenses during the fourth quarter of 2012 were $9.4 million, increasing $1.1 million compared to the same period in 2011, primarily due to higher legal and professional fees associated with easements, customer contracts and rights of ways and to higher operational labor and benefit costs, partially offset by lower property taxes.

During 2012, the Partnership added 1,045,000 barrels of storage under long-term take-or-pay contracts and in the first quarter of 2013, placed in service the new pipeline projects on-time and on-budget, as well as 825,000 barrels of contracted crude storage. The final 275,000 barrel tank of this four tank expansion is in the final stages of construction and should be placed into service in the second quarter of 2013.

Based on our current plans, we expect to spend $135 million to $145 million on capital expenditures in 2013 as we continue construction on our previously announced growth projects. The two crude storage expansion projects that we announced during 2012 are expected to add 3.2 million and 3.3 million barrels of new storage capacity by the end of 2013 and the end of 2014, respectively, bringing total capacity to over 25 million barrels by the end of 2014.

In addition, on March 6, 2013, we announced a new $44 million project and an expansion of our relationship with Enterprise Products Partners L.P. (“Enterprise”) with plans to increase our ability to import/export liquefied petroleum gas at our terminal on the Houston Ship Channel. In connection with the new multi-year agreement with Enterprise, we will construct a new vessel dock and add infrastructure to existing do cks with the capability of handling significantly more liquefied petroleum gas vessels at multiple docks.

“The Partnership’s strong results demonstrate that we are continuing to benefit from our customers’ growing demand for our services and the execution of our organic growth plans,” added Ainsworth. “We are actively identifying additional expansion projects that we believe will contribute to our EBITDA growth and position us to continue to increase distributable cash flow to our unitholders. In addition to organic crude oil storage projects, we anticipate that the increased natural gas liquids production in the U.S. will drive more demand for the handling and export of liquefied petroleum gas from our facilities.”

On January 22, 2013, the Partnership declared an increase in its cash distribution to $0.39 per unit, or $1.56 per unit on an annualized basis, for all of its outstanding limited partner units. The fourth quarter distribution represents a 14.7% increase over the distribution of $0.34 for the fourth quarter of 2011, and our fifth consecutive quarterly increase since going public in the third quarter of 2011. The $15.5 million fourth quarter 2012 cash distribution was paid on February 14, 2013. Distributable cash flow for the fourth quarter of 2012 provided distribution coverage of 1.14 times the amount needed for the Partnership to fund the quarterly distribution to both the general and limited partners and incentive distribution rights. Distributable cash flow and distribution coverage ratio, which are non-GAAP financial measures, are defined and reconciled to net income below.

Conference Call
The Partnership will hold a conference call to discuss its fourth quarter 2012 financial results on March 7, 2013 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To participate in the call, dial (480) 629-9692 and ask for the Oiltanking call ten minutes prior to the start time, or access it live over the internet at www.oiltankingpartners.com on the “Investor Relations” page of the Partnership’s website.

A replay of the audio webcast will be available shortly after the call on the Partnership’s website. A telephonic replay will be available through March 14, 2013 by calling (303) 590-3030 and using the pass code 4592997#.

Oiltanking Partners is a master limited partnership engaged in independent storage and transportation of crude oil, refined petroleum products and liquefied petroleum gas. We provide our services to a variety of customers, including major integrated oil companies, distributors, marketers and chemical and petrochemical companies. Our assets are located along the Gulf Coast of the United States. For more information, visit www.oiltankingpartners.com.

Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements reflect the Partnership’s current expectations, opinions, views or beliefs with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. Important factors that could cause actual results to differ from forward-looking statements include, but are not limited to: adverse economic or market conditions, changes in demand for the products that we handle or for our services, increased competition, changes in the availability and cost of capital, operating hazards and the effects of existing and future government regulations. These and other significant risks and uncertainties are described more fully in the Partnership’s filings with the U.S. Securities and Exchange Commission (the “SEC”), available at the SEC’s website at www.sec.gov. The Partnership has no obligation and, except as required by law, does not undertake any obligation, to update or revise these statements or provide any other information relating to such statements.

Use of Non-GAAP Financial Measures
This news release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, net income excluding gains and losses, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Adjusted EBITDA, net income excluding gains and losses, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA are presented because management believes these metrics provide additional information and metrics relative to the performance of our business, such as the cash distributions we expect to pay to our unitholders. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of the Partnership from period to period and to compare it with the performance of other publicly traded partnerships within the industry. You should not consider Adjusted EBITDA, net income excluding gains and losses, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA in isolation or as a substitute for analysis of the Partnership’s results as reported under GAAP. Because Adjusted EBITDA, net income excluding gains and losses, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA may be defined differently by other companies in the Partnership’s industry, the Partnership’s presentation of Adjusted EBITDA, net income excluding gains and losses, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The Partnership defines Adjusted EBITDA as net income (loss) before net interest expense, income tax expense (benefit), depreciation and amortization expense and other income, as further adjusted to exclude certain other non-cash and non-recurring items, including gains and losses on disposals of fixed assets, property casualty indemnification and early extinguishment of debt. Adjusted EBITDA is not a presentation made in accordance with GAAP. Adjusted EBITDA is a non-GAAP supplemental financial performance measure management and external users of the consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess: (i) the Partnership’s financial performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods, and (ii) the viability of proposed projects and acquisitions and determine overall rates of returns on investment in various opportunities. The GAAP measure most directly comparable to Adjusted EBITDA is net income. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items affecting net income.

This press release also includes the non-GAAP measure net income excluding gains and losses. The Partnership defines net income excluding gains and losses as net income excluding gains and losses from (i) the disposal of fixed assets; (ii) property casualty indemnification; and (iii) early extinguishment of debt, and excluding income tax benefit due to the elimination of deferred tax account balances, which occurred upon the change in tax status of the entity. The Partnership’s management believes net income excluding gains and losses from the disposal of fixed assets, property casualty indemnification and early extinguishment of debt, and income tax benefit due to the elimination of deferred tax account balances is a useful measure for investors because it allows comparison of the Partnership’s results from core operations from period to period.

Distributable cash flow, which is a financial measure included in the schedules to this press release, is another non-GAAP financial measure used by the Partnership’s management. The Partnership defines distributable cash flow as the Partnership’s net income (loss) before (i) depreciation and amortization expense; (ii) gains or losses on disposal of fixed assets and property casualty indemnification; (iii) loss on early extinguishment of debt; and (iv) other (income) expense; less maintenance capital expenditures. The Partnership’s management believes distributable cash flow is useful to investors because it removes non-

cash items from net income and provides a clearer picture of the Partnership’s cash available for distribution to its unitholders.

The Partnership defines distribution coverage ratio for any given period as the ratio of distributable cash flow during such period to the total quarterly distribution payable to all common and subordinated unitholders and the general partner interest.

The Partnership defines the ratio of debt to Adjusted EBITDA for any given period as the ratio of total outstanding debt, including the current portion at the end of such period to Adjusted EBITDA for the latest twelve month period.

Adjusted EBITDA, net income excluding gains and losses, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA should not be considered alternatives to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP.

The Partnership believes investors benefit from having access to the same financial measures used by its management. Further, the Partnership believes these measures are useful to investors because these measures are one of the bases for comparing the Partnership’s operating and financial performance with that of other companies with similar operations, although the Partnership’s measures may not be directly comparable to similar measures used by other companies. Please see the attached reconciliations of Adjusted EBITDA, net income excluding gains and losses, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA.

— Tables to Follow —

OILTANKING PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Revenues	$34,061	$28,901	$135,497	$117,377
Costs and expenses:
Operating	9,386	8,320	36,025	31,862
Selling, general and administrative	4,841	4,727	18,856	17,985
Depreciation and amortization	3,828	3,881	15,901	15,676
Loss on disposal of fixed assets	—	—	13	544
Gain on property casualty indemnification	—	—	—	(928)
Total costs and expenses	18,055	16,928	70,795	65,139
Operating income	16,006	11,973	64,702	52,238
Other income (expense):
Interest expense	(560)	(236)	(1,654)	(5,438)
Loss on early extinguishment of debt	—	—	—	(6,382)
Interest income	2	11	33	42
Other income	66	—	140	431
Total other expense, net	(492)	(225)	(1,481)	(11,347)
Income before income tax (expense) benefit	15,514	11,748	63,221	40,891
Income tax (expense) benefit	(336)	103	(576)	21,506
Net income	$15,178	$11,851	$62,645	$62,397

Allocation of 2011 net income for earnings per unit calculation:
Net income		$11,851		$62,397
Net income prior to initial public offering on July 19, 2011		—		(38,591)
Net income subsequent to initial public offering on July 19, 2011		$11,851		$23,806

Allocation of net income to partners: (1)
Net income allocated to general partner	$316	$237	$1,489	$476
Net income allocated to common unitholders	$7,431	$5,807	$30,578	$11,665
Net income allocated to subordinated unitholders	$7,431	$5,807	$30,578	$11,665

Earnings per limited partner unit: (1)
Common unit (basic and diluted)	$0.38	$0.30	$1.57	$0.60
Subordinated unit (basic and diluted)	$0.38	$0.30	$1.57	$0.60

Weighted average number of limited partner units outstanding:
Common units (basic and diluted)	19,450	19,450	19,450	19,450
Subordinated units (basic and diluted)	19,450	19,450	19,450	19,450
___________
(1) Amounts attributable to the 2011 periods are reflective of general and limited partner interest in net income subsequent to the closing of the Partnership’s initial public offering on July 19, 2011.

OILTANKING PARTNERS, L.P.
CONSOLIDATED BALANCE SHEETS
(In thousands, except unit amounts)
(Unaudited)

	December 31,
	2012	2011
Assets:
Current assets:
Cash and cash equivalents	$7,071	$23,836
Receivables:
Trade	12,160	5,613
Affiliates	615	3,751
Other	313	261
Note receivable, affiliate	28,000	15,300
Prepaid expenses and other	1,290	1,352
Total current assets	49,449	50,113
Property, plant and equipment, net	418,289	271,644
Other assets, net	1,482	278
Total assets	$469,220	$322,035
Liabilities and partners’ capital:
Current liabilities:
Accounts payable and accrued expenses	$29,399	$13,582
Current maturities of long-term debt, affiliate	2,500	2,500
Accounts payable, affiliates	2,049	3,681
Federal income taxes due to parent	—	1,210
Total current liabilities	33,948	20,973
Long-term debt, affiliate, less current maturities	146,800	18,300
Deferred revenue	2,544	2,915
Total liabilities	183,292	42,188
Commitments and contingencies
Partners’ capital:
Common units (19,449,901 units issued and outstanding at December 31, 2012 and 2011)	248,176	245,314
Subordinated units (19,449,901 units issued and outstanding at December 31, 2012 and 2011)	36,354	33,492
General partner’s interest	1,398	1,041
Total partners’ capital	285,928	279,847
Total liabilities and partners’ capital	$469,220	$322,035

OILTANKING PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2012	2011
Cash flows from operating activities:
Net income	$62,645	$62,397
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,901	15,676
Deferred income tax benefit	—	(27,366)
Postretirement net periodic benefit cost	—	695
Unrealized gain on investment in mutual funds	—	(96)
Increase in cash surrender value of life insurance policies	—	(42)
Loss on disposal of fixed assets	13	544
Gain on property casualty indemnification	—	(928)
Amortization of deferred financing costs	165	66
Changes in assets and liabilities:
Trade and other receivables	(6,599)	(579)
Federal income taxes due (to) from parent	(1,210)	4,174
Prepaid expenses and other assets	(57)	665
Accounts receivable/payable, affiliates	1,682	3,754
Accounts payable and accrued expenses	2,847	(3,070)
Deferred compensation	—	453
Deferred revenue	(133)	33
Total adjustments from operating activities	12,609	(6,021)
Net cash provided by operating activities	75,254	56,376
Cash flows from investing activities:
Issuance of notes receivable, affiliate	(52,000)	(38,500)
Collections of notes receivable, affiliate	39,300	20,200
Payments for purchase of property, plant and equipment	(149,827)	(27,772)
Proceeds from sale of property, plant and equipment	—	14
Payment for disposal of assets	—	(544)
Proceeds from property casualty indemnification	—	1,298
Investment in life insurance policies	—	(1,378)
Proceeds from sale of mutual funds	—	1,378
Net cash used in investing activities	(162,527)	(45,304)
Cash flows from financing activities:
Borrowings under loan agreement, affiliate	125,000	—
Borrowings under credit agreement, affiliate	6,000	—
Payments under notes payable, affiliate	(2,500)	(127,458)
Net proceeds from issuance of common units	—	227,807
Debt issuance costs	(1,250)	(250)
Contributions from partners	—	1
Distributions paid to partners	(56,742)	(96,082)
Net cash provided by financing activities	70,508	4,018
Net increase (decrease) in cash and cash equivalents	(16,765)	15,090
Cash and cash equivalents — Beginning of period	23,836	8,746
Cash and cash equivalents — End of period	$7,071	$23,836

OILTANKING PARTNERS, L.P.
SELECTED OPERATING DATA
(Unaudited)

Operating data:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Storage capacity, end of period (mmbbls) (1)	17.7	17.3	17.7	17.3
Storage capacity, average (mmbbls)	17.7	16.8	17.6	16.8
Terminal throughput (mbpd) (2)	823.0	709.1	822.2	771.9
Vessels per period	218	209	879	823
Barges per period	887	631	3,233	2,509
Trucks per period (3)	3,326	3,454	11,307	5,158
Rail cars per period (4)	1,390	702	7,979	702
________________

(1)	Represents million barrels (“mmbbls”).

(2)	Represents thousands of barrels per day (“mbpd”).

(3)	Beginning in June 2011, one of our customers began unloading product by truck.

(4)	Beginning in November 2011, one of our customers began unloading product by rail car.

Revenues by service category:
(In thousands)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Storage service fees	$23,781	$20,914	$97,591	$87,794
Throughput fees	8,328	6,391	29,096	23,973
Ancillary service fees	1,952	1,596	8,810	5,610
Total revenues	$34,061	$28,901	$135,497	$117,377

OILTANKING PARTNERS, L.P.
SELECTED FINANCIAL DATA
Non-GAAP Reconciliations
(In thousands)
(Unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2012		2011		2012		2011

Reconciliation of net income, excluding gains and losses:
Net income	$15,178		$11,851		$62,645		$62,397
Loss on early extinguishment of debt	—		—		—		6,382
Loss on disposal of fixed assets	—		—		13		544
Gain on property casualty indemnification	—		—		—		(928)
Income tax benefit for elimination of deferred tax account balances	—		—		—		(27,052)
Net income, excluding gains and losses	$15,178		$11,851		$62,658		$41,343

Reconciliation of Adjusted EBITDA and Distributable cash flow from net income:
Net income	$15,178		$11,851		$62,645		$62,397
Depreciation and amortization	3,828		3,881		15,901		15,676
Income tax expense (benefit)	336		(103)		576		(21,506)
Interest expense, net	558		225		1,621		5,396
Loss on early extinguishment of debt	—		—		—		6,382
Loss on disposal of fixed assets	—		—		13		544
Gain on property casualty indemnification	—		—		—		(928)
Other income	(66)		—		(140)		(431)
Adjusted EBITDA	$19,834		$15,854		$80,616		$67,530
Interest expense, net	(558)		(225)		(1,621)		(5,396)
Income tax (expense) benefit (1)	(336)		309		(576)		(5,546)
Maintenance capital expenditures	(1,276)		(943)		(3,682)		(4,160)
Distributable cash flow	$17,664		$14,995		$74,737		$52,428

Cash distributions (2)	$15,492		$13,496		$58,560

Distribution coverage ratio	1.14	x	1.11	x	1.28	x

_____________

(1)	Excludes income tax benefit in the 2011 periods related to the elimination of deferred tax accounts in connection with our initial public offering.

(2)	Amounts represent cash distributions declared for our limited partner units and general partner interest for each respective period.

OILTANKING PARTNERS, L.P.
SELECTED FINANCIAL DATA
Non-GAAP Reconciliations (Continued)
(In thousands)
(Unaudited)

Reconciliation of Debt to Adjusted EBITDA Ratio:

2012 Latest Twelve Months (LTM) Adjusted EBITDA (as of December 31, 2012):
2012 Adjusted EBITDA	$80,616
Total debt, including current portion at December 31, 2012	$149,300
Debt/Adjusted EBITDA Ratio	1.9	x

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